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400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP ANNOUNCES FOURTH QUARTER EARNINGS

New Brunswick, New Jersey, November 7, 2007 – Magyar Bancorp (NASDAQ: MGYR), parent company of Magyar Bank, reported today net income of $92,000 for the three months ended September 30, 2007, compared to net income of $236,000 for the three months ended September 30, 2006.  The Company’s net income for the year ended September 30, 2007 was $716,000, compared to net income of $5,000 for the year ended September 30, 2006. Included in the Company’s results of operations for the year ended September 30, 2006 was a pre-tax charge of $1.5 million recorded as a result of the creation and funding of a charitable foundation in connection with the Company’s conversion to a publicly held company.

The Company reported basic and diluted earnings per share of $0.02 and $0.12 for the three and twelve months ended September 30, 2007. Basic and diluted earnings per share for the three months ended September 30, 2006 were $0.04. Since the Company completed its initial public offering on January 23, 2006, earnings per share were not applicable for the twelve months ended September 30, 2006.

Net income increased $711,000 during the year ended September 30, 2007 compared with the prior year period due in part to an increase in average interest-earning assets of $53.7 million, which resulted in an increase in net interest and dividend income after provision for loan loss of $1.0 million during the year ended September 30, 2007. Net income decreased $144,000 during the three month period ended September 30, 2007 compared with the three month period ended September 30, 2006 due to higher operating costs associated with two new branch locations, a less favorable interest yield curve and an increase in non-performing loans during the current period.

Total assets decreased $1.2 million, or 0.3%, during the three months ended September 30, 2007 and increased $39.0 million, or 9.0%, to $473.2 million during the twelve months ended September 30, 2007.

Gross loan originations of $32.2 million in the most recent quarter were substantially offset by loan amortizations and prepayments totaling $31.0 million. Loans, net of allowance for loan losses, increased $1.5 million and $33.6 million for the three and twelve months ended September 30, 2007 to $381.6 million. Total loans receivable at September 30, 2007 were comprised of $152.5 million (39.5%) 1-4 family residential mortgage loans, $97.2 million (25.2%) construction loans, $81.3 million (21.1%) commercial real estate loans, $26.6 million (6.9%) commercial business loans, and $28.1 million (7.3%) home equity lines of credit and other loans. Loans, net of allowance for loan losses, accounted for 80.6% of assets at September 30, 2007, reflecting an increase from 80.1% of assets at September 30, 2006.

Non-performing loans totaled $8.0 million at September 30, 2007, compared with $7.4 million at September 30, 2006. The majority of non-performing loans during both periods was $5.0 million in loans made by the Bank to Solomon Dwek, whose real estate holdings were forced into bankruptcy in February 2007. These loans remained in non-performing status at September 30, 2007 pending action from the bankruptcy court, which is expected to approve the sale of the properties by auction by calendar year-end. In addition, a $1.9 million loan secured by a catering facility is also in the process of foreclosure.

Two of the four Kara Homes, LLC properties securing $2.6 million in loans held by the Bank were sold. One property was sold at auction in March 2007, the other by management to a private investor in June 2007. These sales resulted in charge-offs of $178,000. Two loans totaling $2.6 million were foreclosed on by the Bank, resulting in an increase in real estate owned of $2.2 million. These foreclosures resulted in the write-down of principal and acquisition costs of $474,000 to the appraised, fair market value of the real estate owned.

Included in the non-performing loan totals were $65,000 in loans secured by 1-4 family residential mortgage loans, which represented less than 0.05% of the $152.5 million in the loan category as of September 30, 2007. The Bank has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

At September 30, 2007, investment securities were $45.5 million, reflecting a decrease of $1.9 million, or 3.9%, and an increase of $3.4 million, or 8.1%, during the three and twelve months ended September 30, 2007, respectively. Mortgage-backed securities of $40.0 million comprised 92.6% of the Bank’s investment security portfolio as of September 30, 2007 and were secured by mortgage loans that meet agency conforming standards. Mortgage-backed securities in the Bank’s portfolio do not contain sub-prime mortgage loans. Investment securities accounted for 9.6% of assets at September 30, 2007.

Total deposits grew $9.5 million, or 2.7%, and $43.2 million, or 13.3%, respectively, to $368.8 million during the three and twelve months ended September 30, 2007. The growth in deposits occurred primarily in certificates of deposit (including individual retirement accounts) and money market accounts, which increased $25.2 million and $22.9 million to $200.5 million and $79.0 million, respectively, during the twelve months ended September 30, 2007. Non-interest bearing checking balances increased 5.0%, or $1.0 million, to $21.5 million while interest-bearing checking balances increased 5.4%, or $1.6 million to $32.2 million. Deposits accounted for 77.9% of assets and 96.6% of net loans at September 30, 2007.

Growth in deposits enabled the Bank to reduce borrowings by $10.5 million and $3.0 million during the three and twelve months ended September 30, 2007, respectively, to $50.0 million, or 10.6% of assets.

Interest and dividend income increased $5.6 million, or 23.9%, to $29.2 million for the year ended September 30, 2007 from $23.6 million for the year ended September 30, 2006. The increase was attributable to a $53.7 million, or 14.7%, increase in average interest-bearing assets as well as an increase in the yield on such assets of 53 basis points to 7.00% at September 30, 2007. Interest expense increased $5.2 million, or 49.7%, to $15.5 million for the year ended September 30, 2007 from $10.4 million for the year ended September 30, 2006. The increase in interest expense was attributable to a $52.2 million increase in average balance of interest-costing liabilities as well as an increase in the cost on such liabilities of 91 basis points to 4.04% at September 30, 2007. The Bank’s interest rate spread and margin decreased to 2.96% and 3.27%, respectively, for the twelve-month period ended September 30, 2007 from 3.34% and 3.62% for the twelve-month period ended September 30, 2006. The decrease in spread and margin was partially attributable to non-performing loans, which accounted for approximately 24 basis points of the decrease, and the less favorable interest yield curve during the twelve months ended September 30, 2007 compared with the twelve months ended September 30, 2006.

The Company’s book value per share increased to $8.31 at September 30, 2007 from $8.14 at September 30, 2006. On April 26, 2007, the Board of Directors approved a 5%, or up to 130,927 shares, stock repurchase plan. The Company had repurchased 124,800 shares at September 30, 2007, reducing outstanding shares to 5,798,942.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 84 years with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick (2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank to Solomon Dwek and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Income Statement Data:
Interest and dividend income	$7,566	$6,713	$29,228	$23,595
Interest expense	4,151	3,124	15,548	10,387
Net interest and dividend income	3,415	3,589	13,680	13,208
Provision for loan losses	46	361	398	961
Net interest and dividend income after
provision for loan losses	3,369	3,228	13,282	12,247
Non-interest income	335	265	1,454	978
Non-interest expense	3,586	3,099	13,763	13,348
Income before income tax	118	394	973	(123)
Income tax expense	26	158	257	(128)
Net income	$92	$236	$716	$5

Per Share Data:
Basic earnings per share	$0.02	$0.04	$0.12	N/A
Diluted earnings per share	$0.02	$0.04	$0.12	N/A
Book value per share	$8.31	$8.14	$8.31	$8.14

Selected Ratios:
Return on average assets	0.08%	0.23%	0.16%	0.00%
Return on average equity	0.77%	1.97%	1.47%	0.01%
Net interest margin	3.15%	3.80%	3.27%	3.62%

	At or For the Period Ended
	September 30,	June 30,	September 30,
	2007	2007	2006

Balance Sheet Data:
Assets	$473,177	$474,423	$434,204
Loans receivable	385,368	384,183	351,861
Allowance for loan losses	3,754	4,067	3,892
Investment securities - available for sale, at fair value	27,373	28,157	18,169
Investment securities - held to maturity, at cost	18,116	19,201	23,895
Deposits	368,777	359,254	325,602
Borrowings	49,985	60,484	52,996
Shareholders' Equity	48,193	47,633	48,212

Asset Quality Data:
Non-performing loans	$8,033	$8,998	$7,400
REO property	2,238	1,283	-
Allowance for loan losses to total loans receivable	0.97%	1.06%	1.11%
Non-performing loans to total loans receivable	2.08%	2.34%	2.10%
Allowance for loan losses to non-performing loans	46.73%	45.20%	52.59%